Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-231879) of Era Group Inc.,
(2) Registration Statements (Form S-8 No. 333-214402 and No. 333-187116) pertaining to the Era Group Inc. 2013 Employee Stock Purchase Plan, and
(3) Registration Statement (Form S-8 No. 333-186228) pertaining to the 2012 Share Incentive Plan of Era Group Inc.;
of our report dated March 8, 2018 (except Note 1 and Note 10, as to which the date is March 7, 2019), with respect to the consolidated statements of operations, comprehensive income, changes in equity, and cash flows of Era Group Inc. for the year ended December 31, 2017 included in this Annual Report (Form 10-K) of Era Group Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Houston, Texas
March 5, 2020